EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2012 SECOND QUARTER FINANCIAL RESULTS

MOUNT LAUREL, NJ, August 1, 2012 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the second quarter ended June 30, 2012.

2012 Second Quarter Financial and Business Highlights

  Second quarter 2012 bookings were $11.8 million, as compared with first quarter 2012 bookings of $12.9 million, and second quarter 2011 bookings of $13.5 million; 10% of second quarter 2012 bookings derived from non-semiconductor test.
  Second quarter 2012 net revenues were $13.6 million, as compared with first quarter 2012 net revenues of $10.7 million, and second quarter 2011 net revenues of $13.8 million; 14% of second quarter 2012 net revenues derived from non-semiconductor test.
  Second quarter 2012 gross margin was $6.2 million, or 46%, as compared with first quarter 2012 gross margin of $4.6 million, or 43%, and second quarter 2011 gross margin of $6.8 million, or 49%.
  Second quarter net income was $1.3 million, or $0.13 per diluted share. This compares with first quarter 2012 net loss of $43,000, or $0.00 per diluted share, and second quarter 2011 net earnings of $2.7 million, or $0.26 per diluted share. First quarter 2012 results reflect the effect of approximately $696,000 in non-recurring costs related to the acquisition of Thermonics, Inc. on January 16, 2012; these costs include restructuring costs of $359,000 (related to facility closure costs) and acquisition related expenses of $337,000.
  Second quarter 2012 cash and cash equivalents of $11.7 million increased by $1.6 million as compared with the first quarter of 2012.

"Our objective is to grow and evolve inTEST Corporation into a broad-based industrial test company as we continue to execute on our differentiated product strategy," noted Robert E. Matthiessen, President and Chief Executive Officer. "Our improved financial results for the second quarter were driven by increasing demand for mobility products and increased overall test capacity on the part of our customers. Second quarter revenues of $13.6 million marked the second consecutive quarter of revenue growth, gross margin of 46% increased over the first quarter, and we returned to profitability with net income of $0.13 per diluted share. In addition, our balance sheet remains strong, with cash and cash equivalents increasing by $1.6 million during the second quarter of 2012."

Mr. Matthiessen added, "Current uncertainty in the global economic environment suggests caution in the third quarter. In response, we are maintaining our fiscal discipline and cost controls. Our focus remains on leveraging our capabilities to serve our customers in our traditional semiconductor market and to further develop new markets addressed by inTEST Thermal Solutions. Through the strategic diversification of our Thermal Products segment, we now address growth markets in both the semiconductor and non-semiconductor areas, including automotive, consumer electronics, defense/aerospace, telecommunications and, most recently, the nuclear market. Despite the current uncertainty, looking forward, the recovery of our semiconductor customers, driven by the increasing demand for mobility products, along with the emphasis on our non-semiconductor businesses, gives us confidence in our long-term growth prospects. inTEST is a lean operation and is well positioned to capture new opportunities as the uncertainty in the global geo-political arena improves."

Third Quarter 2012 Financial Outlook:
The Company expects that net revenue for the third quarter ended September 30, 2012 will be in the range of $9.5 to $10.5 million and that net earnings will be in the range of $0.00 to $0.04 per diluted share.

The Company's outlook is based on its current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss the Company's second quarter 2012 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EDT on August 1, 2012 is (480) 629-9808. The Passcode for the conference call is 4553083. Please reference the inTEST 2012 Q2 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2012 Q2 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace and telecommunications industries. Specific products include temperature management systems, positioner and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2012	6/30/2011	3/31/2012	6/30/2012	6/30/2011
Net revenues	$13,576	$13,800	$10,731	$24,307	$25,504
Gross margin	6,194	6,798	4,596	10,790	11,891
Operating expenses:
Selling expense	1,555	1,587	1,406	2,961	2,972
Engineering and product development expense	980	822	924	1,904	1,635
General and administrative expense	1,665	1,666	1,991	3,656	3,300
Restructuring and other charges	-	-	359	359	-
Other income	-	10	13	13	66
Earnings (loss) before income tax expense (benefit)	1,994	2,733	(71)	1,923	4,050
Income tax expense (benefit)	660	78	(28)	632	138
Net earnings (loss)	1,334	2,655	(43)	1,291	3,912

Net earnings (loss) per share - basic	$0.13	$0.26	$0.00	$0.13	$0.39
Weighted average shares outstanding - basic	10,274	10,147	10,205	10,239	10,107

Net earnings (loss) per share - diluted	$0.13	$0.26	$0.00	$0.13	$0.38
Weighted average shares outstanding - diluted	10,360	10,297	10,205	10,342	10,282

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/2012	3/31/2012	12/31/2011
Cash and cash equivalents	$11,699	$10,101	$13,957
Trade accounts receivable, net	9,270	7,942	6,189
Inventories	4,449	4,740	3,896
Total current assets	26,141	23,558	24,797
Net property and equipment	1,230	1,236	1,134
Total assets	33,697	31,868	31,237
Accounts payable	2,117	1,941	1,031
Accrued expenses	3,843	3,687	3,960
Total current liabilities	6,183	5,638	5,038
Noncurrent liabilities	-	-	-
Total stockholders' equity	27,584	26,230	26,199

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